Exhibit 99.1

Media Contact:
Mike Barone
713-275-8243
mbarone@greenbank.com

Investor Relations:
713-275-8220
investors@greenbank.com

PRESS RELEASE
FOR IMMEDIATE RELEASE

Green Bancorp, Inc. Provides Operational Update Regarding Hurricane Harvey
Houston – August 30, 2017 – Green Bancorp, Inc. (NASDAQ: GNBC), the bank holding company that operates Green Bank, N.A., today announced that the Bank has sustained only minimal damage to its branches and experienced no interruption of basic service to its customers. The Bank's Houston branches will reopen for customer business tomorrow, Thursday, August 31st.  Additionally, the Bank is offering financial services to its customers in this difficult time, including:
● Free ATM usage1
● One-time penalty free CD withdrawal2
● Special assistance for consumer residential loan customers impacted by flooding3
Manny Mehos, Chairman and Chief Executive Officer of Green Bancorp, said, "We sincerely wish the best for those who have endured hardship from this devastating storm and we salute those who have bravely come to their aid.  Our focus during this challenging time has been to ensure that our employees are safe while providing the important support and service that our clients and local community need. I am pleased to report that we were able to deliver uninterrupted service to our customers through the storm and will be reopening our branches tomorrow.  This is a testament to the dedication and commitment of our employees.  The Bank will also be donating $25,000 to the relief efforts in order to help those most in need."
Geoff Greenwade, President of Green Bancorp and Chief Executive Officer of Green Bank, commented, "While our employees are safe and our branch network has been largely unaffected by Hurricane Harvey, many of the local communities that we serve have experienced widespread flooding and damage.  Our bankers are in the process of contacting their customers in the region's hardest hit areas to evaluate the impact of the storm and provide assistance. We stand ready to support Houston as the recovery from the storm continues and the rebuilding of the City begins."
To learn more about Green Bancorp, please visit the company's website at www.greenbank.com.  Green Bancorp uses its website as a channel of distribution for material company information.  Financial and other material information regarding Green Bancorp is routinely posted on the Company's website and is readily accessible.
About Green Bancorp, Inc.

Headquartered in Houston, Green Bancorp, Inc. is a bank holding company that operates Green Bank, N.A., in Houston, Dallas and Austin. Commercial-focused, Green Bank is a federally chartered bank regulated by the Office of the Comptroller of the Currency, a division of the Department of the Treasury of the United States.

Disclosure

Special offers are available for a limited time and only to individuals and businesses in a designated FEMA disaster area in the Houston area, may be subject to other exclusions and restrictions, and are subject to change without notice. All loans and lines, extensions and forbearances are subject to required documentation and credit approval. Residency restrictions may apply.
1 ATM services to non-customers may be subject to fees charged by other banks. Customers who use non-Green Bank ATMs may be charged an ATM service fee by the owner of the ATM, this fee will be refunded by Green Bank.  This offer will remain in effect through September 20, 2017.
2 The no-penalty offer allows customers to make one partial or complete withdrawal without penalty for the next 90 days. Any other withdrawals will be subject to penalties.
3 Payment extensions and forbearances are subject to credit approval. Interest will continue to accrue during the period that the payment is extended, skipped or deferred.